Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated July 20, 2021

Relating to Preliminary Prospectus dated July 1, 2021

Registration Statement No. 333-232378

Muliang Viagoo Technology, Inc.

10,000,000 Shares of Common Stock

Free Writing Prospectus

Muliang Viagoo Technology, Inc. Investor Presentation

This free writing prospectus relates to the public offering of 10,000,000 shares of common stock of Muliang Viagoo Technology, Inc. (the “Company”) and should be read together with the Amendment No. 3 to the Registration Statement on Form S-1 and its preliminary prospectus, which were filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2021 and may be access through the following weblink:

https://www.sec.gov/Archives/edgar/data/0001629665/000121390021035358/ea140284-s1a3_muliangviagoo.htm

The Company will file a final prospectus with the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request a copy of the prospectus by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618 USA.

Mu l iang Viago o Technology, Inc July 2021 Investor Presentation ISSUER FREE WRITING PROSPECTUS DATED 07/20/2021 FILED PURSUANT TO RULE 433 REGISTRATION STATEMENT NO. 333 - 232378 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

2 Disclaimer Filed pursuant to Rule 433 of the Securities Act of 1933 , as amended . This free writing prospectus related to the proposed initial public offering of ordinary shares of Muliang Viagoo Technology, Inc . (“MULG” or the “Company”), which are being registered on a registration statement on Form S - 1 /A (File No . 333 - 232378 ) (the “Registration Statement”) . The Registration Statement has not yet been declared effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents MULG has filed with the United States Securities and Exchange Commission (“SEC”) for more complete information about MULG and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, MULG and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949 . 502 . 4408 or by email at offerings@boustead 1828 . com or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 395 , Irvine, CA 92618 ,USA . This document contains forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We base these forward - looking statements on our expectations and projections about future events, which we derive from the information currently available to us . Such forward - looking statements relate to future events or our future performance, including : our financial performance and projections ; our growth in revenue and earnings ; and our business prospects and opportunities . You can identify forward - looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms . In evaluating these forward - looking statements, you should consider various factors, including : our ability to change the direction of the Company ; our ability to keep pace with new technology and changing market needs ; and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . The forward - looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us . We are not obligated to publicly update or revise any forward - looking statement, whether as a result of uncertainties and assumptions, the forward looking events discussed in this document and other statements made from time to time by us or our representatives might not occur . See offering documents for further risks and disclosures . Past performance is not indicative of future results . There is now guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a total risk of loss . Form CRS/Reg BI Disclaimer : Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker - dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC) . Brokerage and investment advisory services and fees differ and it is important for you to understand these differences . Free and simple tools are available to research firms and financial professionals at Investor . gov/CRS, which also provides educational materials about broker - dealers, investment advisers, and investing . When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours . At the same time, the way we make money creates a conflict with your interests . Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you . There are many risks involved with investing . For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https : //www . boustead 1828 . com/form - crs - reg - bi . For FlashFunders’ visitors, you may review the Form CRS of Boustead Securities under the Form CRS section . Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others . © 2021 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

3 Risk Factors Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. An investment in our shares of common stock involves a high degree of risk. Before deciding whether to invest in our shares o f c ommon stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Resul ts of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cau se the trading price of our shares of common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the sections referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our shares of common stock if you can bear the risk of loss of your entire investment. Risks Related to Our Business and Industry • Our fertilizer business is seasonal and affected by factors beyond our control, which may cause our sales and operating resul ts to fluctuate significantly. • Unavoidable Insufficient Inventory during busy seasons may cause us to lose some portion of our sales. • Competition in fertilizer and agricultural industrial products is intense and requires continuous technological development. • We may not be successful in developing marketable or commercial technologies. • If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harme d. • The loss of any of our key suppliers and/or customers could have a materially adverse effect on our results of operations. • We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could ha ve an adverse effect on our business and results of operations. • Our product development cycle is lengthy and uncertain and we may never generate revenues or earn revenues on the sale of our pr oducts currently in development. • We depend on our key personnel and research employees, and we may be adversely affected if we are unable to attract and retai n q ualified scientific and business personnel. • We do not enter into non - compete agreements with our employees, and therefore we may be unable to prevent our competitors from b enefiting from the expertise of our former employees. • We have a limited operating history in our market, which makes it difficult to evaluate our future prospects. • The loss of any of our key customers could reduce our revenues and our profitability. • Any failure of any of our key suppliers to deliver necessary materials could result in delays in our products development or mar keting schedules. • If we do not compete effectively, our results of operations could be harmed. • If we fail to promote and maintain our brand in an effective and cost - efficient way, our business and results of operations may be harmed. • If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accu rat ely report our financial results or prevent fraud. • Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes - Oxley Act could have a material a dverse effect on our business and operating results. • Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or u nwi lling to continue in their present positions, our business may be severely disrupted. • Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business. • Increases in labor costs in the PRC may adversely affect our business and results of operations. • We do not have any business insurance coverage. • We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our opera tio ns. • We may be subject to the general risks underlying the agriculture industry in PRC market. • We may be adversely affected by global economic conditions. • Changes in laws and regulations to which we are subject, or to which we may become subject in the future, may materially incr eas e our costs of operation, decrease our operating revenues and disrupt our business. • The overall agricultural industry is susceptible to commodity price changes and we, along with our food manufacturing custome rs and grower customers, are exposed to market risks from changes in commodity prices. • Our operations are subject to various health and environmental risks associated with our use, handling and disposal of potent ial ly toxic materials. • Failure to maintain or enhance our brands or image could have a material and adverse effect on our business and results of op era tions. • Any failure to protect our trademarks and other intellectual property rights could have a negative impact on our business. • Our outstanding long - term loan and other financing arrangement payable may adversely affect our available cash flow and our abil ity to operate our business. • Increases in labor costs in the PRC may adversely affect our business and our profitability. Risks Related to Our Corporate Structure and Doing Business in the PRC Risks Relating to this Offering

4 Offering Summary Issuer Muliang Viagoo Technology , Inc . (“Muliang” or the “Company”) Securities Common Stock Ticker NasdaqCM : MULG Pre - Offering Shares Outstanding 38 , 402 , 954 Number of Shares Offered 10 , 000 , 000 Post - Offering Shares Outstanding 48 , 402 , 954 Offering Price per Share $ 4 . 00 Gross Proceeds $ 36 , 800 , 000 Post - Offering Valuation $ 193 , 611 , 816 Use of Proceeds (i) $15.3M Construction of organic fertilizer plant (ii) $6M Construction of black goat food processing plant (iii) $0.5M SOX compliance expenses (iv) $1.5M New production equipment purchase (v) $0.5M Talent acquisition and training (vi) $6.3M Technology R&D and ecommerce platform (vii) $6.1M General working capital Underwriter Boustead Securities, LLC Target Offering Date Q 3 2021 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

5 Company Overview Incorporated in 2006 and headquartered in Shanghai, China • We engage in the manufacturing and distribution of organic fertilizers and the sale of agricultural products in China • Our wholly - owned subsidiary, Viagoo Pte Ltd (“Viagoo”), primarily focuses on building a smart document, operation and delivery platform for distribution and logistics businesses • 2 integrated factories in Weihai City, Shandong Province, PRC have produced organic fertilizers since 2015 Fertilizer sales: $ 10 . 5 M (95.8%) L ogistic Sales: $0.4M (3.4%) Agricultural products sales: $0.1M (0.7%) Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

6 Major Product - Organic Fertilizer Our organic fertilizer contains all - purpose nutrition that can be used in the different stages of plan t growth . Soil improvement and preparation fertilizer • Compound micros, probiotics • Supplement microorganisms and trace elements of soil Root protection fertilizer • Organic nutrient water - soluble fertilizer • Assists in the growth of crops’ roots Foliar nutrition fertilizer • Biological growth promoter • Assists on the maintenance of plants’ foliar Lower pesticide residue fertilizer • Reduces the usage of pesticides and enhances the resistance ability Fruit special fertilizer • Enhanced nutrients enable increased crop performance Fruit tree fertilizer • Promotes healthy roots and fruit growth Corn and peanuts fertilizer • Specially used for corns and peanuts • 12 supporting patents aid in the processing of crop straw into high quality organic fertilizer within 3 hours. • Organic fertilizer revenues of $10.5M (95.82% of total sales) for 2020. • 7 lines of organic fertilizers sold under the brands names “Zongbao,” “Fukang,” and “Muliang”. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

7 Other Products Agricultural Products (Food) Future Products • 350 mu apple orchard • Commercial production of apples generally requires a 2 - year cultivation period followed by an estimated production life of 10 years Apple Orchard • Muliang acts as an intermediate sales agent for agricultural products from large agricultural products companies, such as Bright Dairy & Food Co., Ltd. and Mengniu Dairy industry Limited . Other Products • Slaughterhouse with annual slaughtering capacity of 200,000 black goats • Muliang expects to commence sales at the end of 2021 • Black goat processing products will include a variety of goat meats Black Goat • Muliang plans to offer forage grass as an alternative feed for livestock • Several research and development projects with schools and institutions are in progress Forage Grass Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

8 Facilities Industrial land in Weihai City, Shandong Province: 22,511 m 2 2 integrated organic fertilizer factories in Weihai City, Shandong Province: 10,373 m 2 1 fertilizer factory under construction in Heilongjiang Province Apple orchard in Weihai City, Shandong Province: 350 mu (57.66 acres) 1 black goat slaughterhouse and processing plant in Chuxiong City, Yunnan Province (currently under construction) Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

9 Viagoo & Muliang Partnership Muliang Acquired 100% Equity Interest of Viagoo on June 19, 2020 • The acquisition of Viagoo will enable the Muliang group of companies to optimize transport logistics, increase efficiency, and is expected to lower the cost of delivery by 30%. • The platform will connect truck drivers to Muliang and provide end - to - end tracking of delivery status. China Market Viagoo will provide localization and support for map and address services in China. The development and testing are expected to be completed in December 2021 and ready for launch in January 2022. Outside Mainland China We intend to work with joint venture partners in target countries and regions to establish platform services in these locations. Malaysia, Hong Kong SAR, and Indonesia are currently being targeted for expansion. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

10 Viagoo – Company Overview Viagoo creates a transportation crowdsourcing ecosystem between vested partners, stakeholders, fleet owners, retailers, online shops, and transport owners in which resources are shared to resolve logistics inadequacies. Singapore - based logistics sharing platform • Viagoo provides full online tracking, route optimization and capacity planning options to help the carriers efficiently manage their operations. • Viagoo offers value - adding services such as insurance on the go, vehicle lease financing, link up to rest stop, fuel, and vehicle workshop services. • Viagoo promotes its platform to support urban logistics needs in Singapore by partnering with various agencies, including the Singapore Logistics Association. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

11 Straw Organic Fertilizer Industry 700 Million Tons Annual Output of Straw • Nearly 100 million tons of straw is burned directly every year.* • The recycling of straw will bring huge sustainable resources to the fertilizer industry. 90% of U tilization Rate of Straw by 2020 • The utilization rate of straw reached 90% in 2020 and is expected to exceed 97% by 2025. 151.5 Million Tons of N ational Demand of Organic Fertilizers in 2020 • The demand of organic fertilizers was 151.5 million tons in 2020. *** • According to a governmental advocate of increased organic fertilizer use, the demand in China for organic fertilizer will exceed 500 million tons by 2030.**** The Straw Organic Fertilizer Industry in China Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Source: *China Industry Information Network **https://www.weihengag.com/index.php/home/article/detail/id/9725.html ***https://www.chyxx.com/industry/202105/952930.html ****National Bureau of Statistics of China

12 Competitive Strengths Competitive Advantage of Our Technology • Quick disposal: Disposed straw converted into powder in 3 hours • Continuous operation: Continuous use of steam heat and continuous charging, hydrolysis and discharge • Environment protection: All disposal devices are closed containers and pipelines to avoid leakage • High efficiency: The organic fertilizer matrix has a higher content of organic matter and comprehensive organic nutritional composition and avoids pesticides • Less space: Straw disposal plant with 80,000 tons straw capacity requires just 6.6 – 8.2 acres of land • Strong replicability: Technology and production line can be replicated in different countries Competitive Advantage of Muliang Viagoo Logistics Platform • Integrated Productivity Improvement Functions: Integrated options such as route planning and scheduling, optimization, and real - time delivery tracking • Open Connectivity via Application Programming Interface: Provides API for merchants’ jobs to be pushed to the platform and delivery jobs be assigned intelligently to carriers • Enterprise Transport Management Functions: Provides full online tracking, route optimization and capacity planning options to help the carriers to efficiently manage operations. Competitive Advantage of Our Products • Quality Advantage : High concentration of organic matter and small molecular organic nutrients with up to 50% greater effectiveness compared to conventional organic fertilizer • Safety advantage : Generates less residue of heavy metals, antibiotics, toxic and harmful bacteria, and avoids the pollution of soil Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

13 Growth Strategy Business Expansion • We plan to construct a new organic fertilizer factory in Heilongjiang Province • Strategic cooperation with Suihua City of Heilongjiang Province to produce 1 million tons of organic fertilizer • We expect to produce 70,000 tons of organic fertilizer in 2021 • We plan to establish warehouse and distribution centers in Heilongjiang Province • A slaughterhouse and processing plant with annual slaughtering capacity of 200,000 black goats is currently under construction in Yunnan Province • We plan to offer lamb and lamb products to consumers via a subscription program available on our website and mobile app • We plan to introduce a type of forage grass that contains 30% more protein than other crops • We plan to work with the forage grass farmers in Xinjiang Province • In 2021, we plan to produce plant protein powder from the forage grass for use in food and beverage s products Scale Up Production and Accelerate Market Penetration Invest in Research and Development and Expand Product Portfolio Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

14 Our Partners Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Disclaimer: All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply that a license of any kind has been granted.

15 Investment Highlights Organic Fertilizer Producer with Patented Technologies 01 Established organic fertilizer producer utilizing patented technology to turn crop straw into high - quality, organic, nutritious fertilizers Muliang & Viagoo 02 The acquisition of Viagoo brings a great addition to the Company’s current agricultural business and helps expansion into the logistics industry Favorable Market Trends 03 China‘s 13th Five - Year Plan (2016 - 2020) and Action Plan of Zero Growth on Chemical Fertilizers could drive the growth of the organic fertilizer market in China Expansion and Diversification 04 A new organic fertilizer factory in Heilongjiang Province and a slaughterhouse and processing plant in Yunnan Province are currently under construction Strong Growth Prospects and High Profitability 05 Expected acceleration of top - and bottom - line growth with the expansion of our organic fertilizer and agricultural (food) businesses and the commercial launch of our black goat processing business in 2021 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

16 Financial Highlights Revenues ($’000) and Gross Margin (%) $1 .57 Million Q1 20 21 Revenues ▪ Revenues in creased by 87% to $1.57 million for Q1 2021, compared to Q1 2020. ▪ Gross margin increased 6 .2 percentage points to 42.6% for Q1 2021, compared to Q1 2020. ▪ Net income increased to $0 .26 million for Q1 2021 vs a net loss of $0.26 million for Q1 2020. ▪ EPS of $0.01 for Q1 2021 vs loss per share of $ (0.01) for Q1 2020. EPS ($) 1,121 3,056 738 13,205 12,882 11,009 839 1,569 40.0% 15.6% 19.8% 42.0% 41.4% 43.20% 36.4% 42.6% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 2015 2016 2017 2018 2019 2020 1Q2020 1Q2021 Revenue Gross Margin $0.01 1Q2021 EPS (0.02) (0.00) (0.04) 0.08 0.04 0.03 (0.01) 0.01 US Dollars Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Source: Muliang Company Data

17 Management Team Lirong Wang ▪ Chief Executive Officer and Chairman of the Board since January 11, 2016 ▪ Chairman and CEO of Shanghai Muliang Industries Co., Ltd. since December 2006 ▪ General manager of Shanghai Aoke Chemical Products Co., Ltd. from November 2002 to November 2006 ▪ Bachelor’s degree in storage management from Harbin University of Commerce Chairman and CEO David Chong ▪ Managing Director (Asia) of Hover Energy LLC from 2015 to 2019 ▪ Treasurer and Interim President of Nutrastar International in 2016 ▪ Board advisor of NexG Ptd Ltd. In 2016 and Chief Financial Officer from 2017 to 2018 ▪ Chief Financial Officer of Qourier from 2018 to 2019 ▪ Qualifications in professional accountancy studies from ACCA CFO Nunissait Tjandra ▪ Director and co - founder of TPS Asia Pacific Pte Ltd (renamed as nexG Pte Ltd) since April 7, 2003 ▪ Director and co - founder of TPS Solutions HK Limited since May 5, 2014 ▪ Director and co - founder of Viagoo Pte Ltd since November 22, 2018 ▪ Director of Muliang Viagoo Technology Inc since June 19, 2020 ▪ Bachelor’s degree in Science from National University of Singapore Director Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

At the Company: Lirong Wang, CEO mlgz@cmuliang.com +86 137 0168 1605 At the Underwriter: Boustead Securities, LLC offerings@boustead1828.com +1 (949) 502 - 4408 Investor Relations: Sherry Zheng Weitian Group LLC shunyu.zheng@weitian - ir.com +1 718 213 7386 Thank s Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.